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EXHIBIT 99.3

INTRODUCTION AND NOTES

Introduction

The accompanying unaudited condensed consolidated financial information of Unity Wireless Corporation ("Unity") gives effect to the acquisition by Unity of the assets, liabilities and business operations of Ultratech Linear Solutions Inc. ("Ultratech"). The acquisition was accounted for under the purchase method of accounting.

The pro forma condensed consolidated balance sheet (Exhibit 99.4) was prepared as if such transaction had occurred on September 30, 2000. The pro forma condensed consolidated statements of operations were prepared as if the transaction had occurred on January 1, 1999 and present the pro forma results of operations for the year ended December 31, 1999 (Exhibit 99.5) and for the nine months ended September 30, 2000 (Exhibit 99.6).

The pro forma condensed consolidated balance sheet and statement of operations are not necessarily indicative of the consolidated financial position or results of operations as they would have been had the transactions actually occurred on the dates indicated.

Notes to the pro forma condensed consolidated financial statements (unaudited)

Note 1—Basis of Presentation

Effective November 16, 2000, Unity acquired the assets, liabilities and business operations of Ultratech. Under the terms of agreement, Unity agreed to issue 700,000 shares of its common stock and repay Cdn.$72,000 ($48,000) of Ultratech shareholder loans. The fair value of the Unity shares was determined by taking the average of the opening and closing price of Unity common stock for a short period just before and just after the terms of the transaction was agreed to by the parties and announced to the public. The transaction was accounted for under the purchase method of accounting. The total consideration exceeded the estimated fair market value of the net tangible assets acquired. The excess has been recorded as acquired intangibles and is being amortized over five years. There are no material non-recurring charges or credits relating to the transaction.

The pro forma condensed financial information has been prepared from:

  (i)
  the unaudited interim financial statements of Ultratech for the five months ended September 30, 2000, the audited financial statements of Ultratech for the year ended April 30, 2000 and information set out in the internal accounting records of Ultratech;

  (ii)
  the unaudited interim financial statements of Unity as at the end of nine months ended September 30, 2000 and the audited financial statements of Unity for the year ended December 31, 1999; and

  (iii)
  the additional information set out in the notes to this pro forma condensed financial information.

Note 2—Pro forma condensed consolidated balance sheet adjustments

Adjustments to the pro forma condensed consolidated balance sheet were made to:

  (a)
  Reflect the various net tangible assets and liabilities acquired, the shares to be issued and the resulting acquired intangibles; and

  (b)
  Reflect the repayment of the Ultratech shareholder loans.

Note 3—Pro forma consolidated statement of operations adjustments (unaudited)

Adjustments to the pro forma consolidated statement of operations were made to:

  (c)
  Reflect the amortization of the acquired intangibles over five years.

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EXHIBIT 99.3 INTRODUCTION AND NOTES